1st AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 1st AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of October, 2023 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and BlackRock Advisors, LLC (“BlackRock”), a Delaware corporation.

Recitals

WHEREAS, LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

WHEREAS, BlackRock currently serves as sub-adviser to each of the series of the Trust noted in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) pursuant to a written subadvisory agreement dated March 21, 2016 between LIAC and BlackRock (the “Agreement”);

WHEREAS, BlackRock and LIAC desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Funds;

WHEREAS, effective March 13, 2023, Lincoln Investment Advisors Corporation underwent a name change to “Lincoln Financial Investments Corporation” (“LFI”).

Representations

1.	LFI represents and warrants that approval of this amendment has been obtained from the Trust’s Board of Trustees at a meeting held on September 12-13, 2023.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part hereof.

2.	The Representations are incorporated herein and made a part hereof.

3.	Schedule A shall be deleted and replaced with the attached Schedule A, effective as of October 1, 2023.

4.	All references in the Agreement to “Lincoln Investment Advisors Corporation” or “LIAC” are hereby changed to “Lincoln Financial Investments Corporation” or “LFI.”

5.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

6.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN FINANCIAL INVESTMENTS CORPORATION		BLACKROCK ADVISORS, LLC

By:	/s/ Benjamin A. Richer	By:	/s/ Rebecca Meskin
Name:	Benjamin A. Richer	Name:	Rebecca Meskin
Title:	Senior Vice President	Title:	Managing Director

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Fund at an annual rate as follows:

Effective Date	Funds	Fees payable on aggregate average daily net assets of the Managed Portions
	LVIP Government Money Market fund	First $500M:	Redacted
October 1, 2023		$500M-$1B:	Redacted
		Above $1B:	Redacted

For purposes hereof, the “Managed Portion” means all assets managed by the Sub-Adviser and Subadviser Affiliates, but excluding any assets that are invested in registered investment funds managed by the Sub-Adviser and/or Subadviser Affiliates or their affiliates (“Sub-Adviser Affiliate Funds”). For the sake of clarity, any investments made into the Sub-Adviser Affiliate Funds shall pay the fees and expenses payable by all shareholders of the applicable class of the applicable Sub-Adviser Affiliate Fund.